Exhibit 3(a)

                     MAIN PLACE REAL ESTATE INVESTMENT TRUST

                              DECLARATION OF TRUST
                             Dated October 24, 1996

         This DECLARATION OF TRUST ("Declaration of Trust" or "Declaration") is made as of the date set forth above by the undersigned trustees.

         WHEREAS, the Trustees desire to create a real estate investment trust under the laws of the State of Maryland; and

         WHEREAS, the Trustees desire that this trust qualify as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "Code"), so long as such qualification, in the opinion of the Trustees, is advantageous to the Shareholders; and

         WHEREAS, the Trustees desire that this trust qualify as a "real estate investment trust" under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as the same may amended from time to time (the "Maryland REIT Law"); and

         WHEREAS, the beneficial interest in the Trust shall be divided into transferrable units designated herein as Shares which shall be of one or more classes and evidenced by certificates;

         NOW, THEREFORE, the Trustees hereby declare that they will hold in trust all property which they have or may hereafter acquire as such Trustees, together with the proceeds thereof, and manage the Trust Property (as hereinafter defined) for the benefit of the Shareholders as provided by this Declaration of Trust.

                                   ARTICLE I
                             THE TRUST; DEFINITIONS

           Section 1.1 Name. The name of the trust (the "Trust") is MAIN PLACE REAL ESTATE INVESTMENT TRUST. So far as may be practicable, the business of the Trust shall be conducted and transacted under that name, which name (and the word "Trust" wherever issued in this Declaration of Trust, except where the context otherwise requires) shall not refer to the Trustees, individually or personally or to the beneficiaries or Shareholders of the Trust or to any officers, employees or agents of the Trust or of such Trustees.


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         Under circumstances in which the Trustees determine that the use of the name "Main Place Real Estate Investment Trust" is not practicable, legal or convenient, and subject to the restrictions hereof, they may use any other designation or name for the Trust. The Trust shall have the authority to file such assumed name certificates or other instruments in such places as may be required by applicable law to operate under such assumed name or names.

           Section 1.2 Resident Agent. The name of the resident agent of the Trust in the State of Maryland is Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The Trust may have such offices or places of business within or without the State of Maryland as the Trustees may from time to time determine.

           Section 1.3 Nature of Trust. The Trust is a real estate investment trust within the meaning of the Maryland REIT Law. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or, except as provided in Section 11.4, a corporation (however, no provisions contained herein shall preclude the Trust from being treated for tax purposes as an association under the Code).

           Section 1.4 Powers. The Trust shall have all of the powers granted to real estate investment trusts generally by the Maryland REIT Law or any successor statute and shall have any other and further powers as are not inconsistent with and are appropriate to promote and attain the purposes set forth in this Declaration of Trust. In addition, it is intended that the business of the Trust will be conducted so that the Trust will qualify (so long as such qualification, in the opinion of the Trustees, is advantageous to the Shareholders) as a "real estate investment trust" as defined in the Code.

           Section 1.5  Purpose. The purpose for which the Trust is organized is
(a) to purchase or otherwise acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with (i) mortgage loans, certificates or other securities guaranteed by the Government National Mortgage Association,
(ii) mortgage loans, certificates or other securities issued or guaranteed by the Federal National Mortgage Association, (iii) mortgage loans, certificates or other securities issued or guaranteed by the Federal Home Loan Mortgage Corporation, (iv) deeds of trust, mortgage loans, mortgage pass-through certificates or collateralized mortgage obligations issued by any person or entity or other types of mortgage-related securities including residual interests, (v) direct obligations of, and obligations fully guaranteed by, the United States of America or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States of America, (vi) certificates representing interests in the principal and/or interest payable on any of the foregoing and (vii) such other securities

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and investments as may be permitted by or acceptable to the applicable nationally-recognized statistical rating agency or agencies in connection with issuance, offer and sale by the Trust of one or more series of Mortgage-Backed Bonds (the "Bonds") collateralized by any of the foregoing, related property and/or collections and proceeds in respect thereof; (b) to issue debt subordinated to the Bonds in connection with the acquisition of collateral for the Bonds; provided, however, that the acts and activities and exercise of any powers permitted in subsections (a) and (b) of this Section 1.5 require the prior written consent of the nationally-recognized statistical rating agency or agencies which rate any outstanding series of Bonds that any such activities will not result in a downgrade, qualification or withdrawal; and (c) to engage in any activity and to exercise any powers permitted to real estate investment trusts under the laws of the State of Maryland that are incident to the foregoing and necessary or convenient to accomplish the foregoing.

           Section 1.6 Conditions of Operation of the Trust. The Trustees shall operate the Trust pursuant to the powers delineated herein, subject to the following conditions:

                       (a) The Trust shall maintain a separate principal office from which its business shall be conducted, which office may be located in identifiable space within the headquarters of NationsBank Corporation pursuant to a lease on commercially reasonable terms.

                       (b) The Trust shall maintain corporate records and books of account and shall not commingle its corporate records and books of account with the corporate records and books of account of any other entity.

                  (c) The Board of Trustees of the Trust shall hold appropriate meetings to authorize all of its actions.

                  (d) The funds and other assets of the Trust shall not be commingled with those of any other entity.

                  (e) The Trust shall pay its own expenses, including salaries for its employees, if any, and shall not guarantee or hold itself out as being liable for the debts of any other party.

                  (f) The Trust shall not form, or cause to be formed, any subsidiaries.

                  (g) The Trust shall act solely in the name designated under this Declaration of Trust and through its duly authorized officers or agents in

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the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned.

                  (h) The Trust shall operate in such a manner that it will qualify as a real estate investment trust under the Code.

                  (i) The Trust will conduct its business in its own name.

                  (j) The Trust will maintain separate financial statements.

                  (k) The Trust shall pay its own liabilities out of its own funds.

                  (l) The Trust will observe all corporate formalities.

                  (m) The Trust shall maintain an arm's length relationship with affiliates, as further detailed in Article VIII.

                  (n) The Trust shall not acquire obligations or securities of its Trustees or Shareholders.

                  (o) The Trust shall use its own separate stationery, invoices and checks.

                  (p) The Trust shall not pledge its assets for the benefit of any other entity or make any loans or advances to any entity.

                  (q) The Trust shall hold itself out as a separate entity.

                  (r) The Trust shall correct any known misunder-standing regarding its separate identity.

                  (s) The Trust shall maintain adequate capital in light of its contemplated business operations.

          Section 1.7 Definitions. As used in this Declaration of Trust, the following terms shall have the following meanings unless the context otherwise requires:

         "Adviser" means the Person, if any, appointed, employed or contracted with or by the Trust pursuant to Section 4.1.

         "Affiliate" or "Affiliated" means, as to any corporation, partnership, trust or other association (other than the Trust), any Person (i) that holds beneficially, directly or indirectly, 1% or more of the outstanding stock or equity interests thereof or (ii) who is an officer, director, partner or trustee

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thereof or of any Person which controls, is controlled by, or is under common control with, such corporation, partnership, trust or other association or (iii) which controls, is controlled by, or under common control with, such corporation, partnership, trust or other association.

         "Bylaws" means the Bylaws of the Trust, as amended from time to time.

         "Mortgages" means mortgages, deeds of trust, participations in mortgages or other security interests on or applicable to Real Property.

         "Person" means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Real Property" or "Real Estate" means land, rights in land (including leasehold interests), and any buildings, structures, improvements, located on or used in connection with land and rights or interests in land.

         "REIT Provisions of the Code" means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

         "Securities" means any stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

         "Securities of the Trust" means any Securities issued by the Trust.

         "Shareholders" means holders of record of outstanding Shares.

         "Shares" means units of beneficial interest in the Trust and shall include Class A Trust Shares or Class B Trust Shares (each as defined in Section 6.1), and any other securities issued by the Trust that are designated as Shares.

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         "Trustees" or "Board of Trustees" means, collectively, the individuals named in Section 2.2 of this Declaration of Trust so long as they continue in office and all other individuals who have been duly elected and qualify as Trustees of the Trust hereunder.

         "Trust Property" means any and all property, real, personal or otherwise, tangible or intangible, which is transferred or conveyed to the Trust or the Trustees (including all rents, income, profits, and gains therefrom), which is owned or held by, or for the account of, the Trust or the Trustees.



                                   ARTICLE II
                                    TRUSTEES

           Section 2.1 Number. The number of Trustees initially shall be no less than 3 nor more than 15, which number may thereafter be increased or decreased from time to time by resolution of the Trustees then in office, in accordance with the Bylaws of Trust; however, the total number of Trustees shall not be more than 15. No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his term. At least one trustee of the Trust (the "Outside Trustee") and at least one officer of the Trust (the "Outside Officer") shall not be, and for at least eighteen months prior thereto shall not have been, a director, officer or employee of, or direct or indirect beneficial owner of any of the voting securities of, or member of the immediate family of any such director, officer, employee or beneficial owner of, or independent contractor or consultant to, NationsBank Corporation or any corporate affiliate of NationsBank Corporation; provided, however, that the Outside Trustee and the Outside Officer may be the same person. Notwithstanding the foregoing, both the Outside Trustee and the Outside Officer may be a director or officer of one or more other corporations that is an affiliate or are affiliates of NationsBank Corporation, provided that (i) each such corporation is or was formed with limited purposes similar to the Trust and (ii) such person does not earn, in the aggregate, material compensation for serving in such positions. For the purposes of the foregoing, an "affiliate" of an entity is an entity controlling, controlled by, or under common control with such entity. Notwithstanding any other provision of this Declaration of Trust or any other provision of law that so empowers the Trust, in the event of the death, incapacity, or resignation of the Outside Trustee or the Outside Officer, or such position is otherwise vacated, a successor Outside Trustee or Outside Officer, as applicable, shall be appointed by the remaining trustees of the Trust and, in the case of an Outside Trustee, no action requiring the vote of the Outside Trustee of the Trust shall be taken until a successor Outside Trustee is elected and qualified and approves such action.

           Section 2.2 Initial Board: Term. The name and address of the Trustees who shall serve until the earlier of the first annual meeting or until their successors are duly elected and qualify shall be:

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         Name                                      Address

G. Patrick Phillips                         c/o NationsBank Corporation
John E. Mack                                100 North Tryon Street
William L. Maxwell                          Charlotte, North Carolina
                                                          28255

James H. Luther                             3739 Bon Rea Drive
(Outside Trustee)                           Charlotte, North Carolina
                                                          28226

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         Trustees shall serve for a term of one year. Each Trustee will hold office during such term until the next annual meeting of Shareholders entitled to vote for the election of Trustees and until his or her successor is duly elected and qualifies.

           Section 2.3 Resignation, Removal or Death. Any Trustee may resign by written notice to the remaining Trustees, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. A Trustee may be removed, with or without cause at a meeting of the Shareholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote in the election of Trustees. Upon the resignation or removal of any Trustee, or upon his or her otherwise ceasing to be a Trustee, such Trustee shall (i) automatically cease to have any right, title, or interest in and to the Trust Property, (ii) execute and deliver such documents as the remaining Trustees require for the conveyance of any Trust Property held in such Trustee's name, if any, and (iii) shall account to the remaining Trustees as they require for all property which he or she holds as Trustee. Upon the incapacity or death of any Trustee, the Trustee's legal representative shall perform the aforementioned acts. Notwithstanding the failure of any Trustee or his or her representative to execute and deliver any such document, each Trustee, by agreeing to serve as such, hereby assigns, conveys and transfers to the remaining Trustees, upon ceasing to act as a Trustee, all of his or her right, title and interest in and to any Trust Property, and hereby constitutes and appoints each of the remaining Trustees as his or her attorney in fact to execute, acknowledge, deliver and record any and all documents and instruments, in his or her name, place and stead and on his or her behalf, to effectuate and/or evidence such assignments, conveyance and transfer, with such power and authority as such Trustee may exercise personally if he or she were present in person.

           Section 2.4 Legal Title. Legal title to all Trust Property shall be vested in the Trust in its own name or the Trustees' name, and the Trustees may cause legal title to any Trust Property to be held by or in the name of any Trustee or any other Person as nominee. The right, title, and interest of the Trustees in and to the Trust Property shall automatically vest in successor and additional Trustees upon qualification and acceptance of election or appointment as Trustees, and they shall thereupon have all the rights and obligations of

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Trustees, whether or not conveyancing documents have been executed and delivered pursuant to Section 2.3 or otherwise. Written evidence of the qualification and acceptance of election or appointment of successor and additional Trustees may be filed with the records of the Trust and in such other offices, agencies or places as the Trustees may deem necessary or desirable.

           Section 2.5  Fiduciary Duties of Trustees.

                  (a) In General. A Trustee shall perform his or her duties as a Trustee, including his or her duties as a member of a committee of the Board of Trustees on which he or she serves:

                    (i) In good faith;

                    (ii) In a manner he or she reasonably believes to be in the best interest of the Trust; and

                    (iii) With the care that an ordinarily prudent person in a like position would use under similar circumstances.

                  (b) Reliance on Information from Others. In performing his or her duties, a Trustee is entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by:

                    (i) An officer or employee of the Trust whom the Trustee reasonably believes to be reliable and competent in the matters presented;

                    (ii) A lawyer, certified public accountant or other person, as to a matter which the Trustee reasonably believes to be within the person's professional or expert competence; or

                    (iii) A committee of the Board of Trustees on which the Trustees does not serve, as to a matter within its designated authority, if the Trustee reasonably believes the committee to merit confidence.

A Trustee is not acting in good faith if he or she has any knowledge concerning the matter in questions which would cause such reliance to be unwarranted.

                  (c) Limited Liability. A person who performs his or her duties in accordance with the standard provided in this section 2.5 shall have the immunity from liability described under Section 5-348 of the Courts and Judicial Proceedings Article or any successor provision of the Maryland Code.

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                                  ARTICLE III
                               POWERS OF TRUSTEES

           Section 3.1 General. Subject to the express limitations herein or in the Bylaws, (1) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (2) the Trustees shall have full, exclusive and absolute power, control and authority over the Trust Property and over the business of the Trust as if they, in their own right, were the sole owners thereof. The Trustees may take any actions in their sole judgment and discretion as are necessary or desirable to conduct the business of the Trust. This Declaration of Trust shall be construed with a presumption in favor of the grant of power and authority to the Trustees. Any construction of this Declaration of Trust or determination made in good faith by the Trustees concerning their powers and authority hereunder shall be conclusive and binding. The enumeration and definition of particular powers of the Trustees included in this Article III shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Declaration of Trust or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Trustees under the general laws of the State of Maryland as now or hereafter in force.

           Section 3.2 Specific Powers and Authority. Subject only to the express limitations herein, and those in Sections 1.5, 2.1 and 3.3, and in addition to all other powers and authority conferred by this Declaration of Trust, by the Maryland REIT Law and by any other provisions of applicable law, the Trustees, without any vote, action or consent by the Shareholders, shall have and may exercise, at any time or times, in the name of the Trust or on its behalf the following powers and authorities:

                       (a) Investments. Subject to Section 8.5, to invest in, purchase or otherwise acquire and to hold real, personal or mixed, tangible or intangible, property of any kind wherever located, or rights or interests therein or in connection therewith, all without regard to whether such property, interests or rights are authorized by law for the investment of funds held by trustees or other fiduciaries, or whether obligations the Trust acquires have a term greater or lesser than the term of office of the Trustees or the possible termination of the Trust, for such consideration as the Trustees may deem proper (including cash, property of any kind or Securities of the Trust), provided, however, that the Trustees shall take such actions as they deem necessary and

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desirable to comply with any requirements of the Maryland REIT Law and the Code relating to types of assets held by the Trust.

                       (b) Sale, Disposition and Use of Property. Subject to
Article V and Sections 8.5 and 9.3, to sell, rent, lease, hire, exchange, release, partition, mortgage, grant security interests in, encumber, negotiate, dedicate, grant easements in and options with respect to, convey, transfer (including transfers to entities wholly or partially owned by the Trust or the Trustees) or otherwise dispose of any or all of the Trust Property by deeds (including deeds in lieu of foreclosure with or without consideration), trust deeds, assignments, bills of sale, transfers, leases, mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Trust or the Trustees by one or more of the Trustees or by duly authorized officer, employee, agent or nominee of the Trust, on such terms as they deem appropriate; to give consents and make contracts relating to the Trust Property and its use or other property or matters; to develop, improve, manage, use, alter, and otherwise deal with the Trust Property; and to rent, lease or hire from others property of any kind; provided, however, that the Trust may not use or apply land for any purposes not permitted by applicable law.

                       (c) Financing. Subject to Section 1.5, to borrow or in any other manner raise money for the purposes and on the terms they determine, and to evidence the same by issuance of Securities of the Trust, which may have such provisions as the Trustees determine; to reacquire such securities of the Trust; to enter into other contracts or obligations on behalf of the Trust; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of any Person; to mortgage, pledge, assign, grant security interests in or otherwise encumber the Trust Property to secure any such securities of the Trust, contracts or obligations (including guarantees, indemnifications and suretyships); and to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Trust or participate in any reorganization of obligors to the Trust.

                       (d) Loans. Subject to the provisions of Section 8.5, to lend money or other Trust Property on such terms, for such purposes and to such Persons as they may determine.

                       (e) Issuance of Securities. Subject to the provisions of
Article VI, to create and authorize the issuance, in shares, units or amounts of one or more types, series or classes, of Securities of the Trust, which may have such voting rights, dividend or interest rates, preferences, subordinations, conversion or redemption prices or rights, maturity dates, distribution, exchange, or liquidation rights or other rights as the Trustees may determine,

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without vote of or other action by the Shareholders; to issue any type of
Securities of the Trust, and any options, warrants, or rights to subscribe therefor, all without vote of or other action by the Shareholders, to such Persons for such consideration, at such time or times and in such manner and on such terms as the Trustees determine; to list any of the Securities of the Trust on any securities exchange or quotation system; and to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any Securities of the Trust.

                       (f) Expenses and Taxes. To pay any charges, expenses or liabilities necessary or desirable, in the sole discretion of the Trustees, for carrying out the purposes of this Declaration of Trust and conducting the business of the Trust, including compensation or fees to Trustees, officers, employees and agents of the Trust, and to the Persons contracting with the Trust, and any taxes, levies, charges and assessments of any kind imposed upon or chargeable against the Trust, the Trust Property, or the Trustees in connection therewith; and to prepare and file any tax returns, reports or other documents and take any other action relating to the payment of any such charges, expenses or liabilities. In connection with the preparation and filing of tax returns, the Trustees shall elect on any tax return to be treated as a corporation if such election is necessary under the Code in order to maintain the status of the Trust as a real estate investment trust.

                       (g) Collection and Enforcement. To collect, sue for and receive money or other property due to the Trust; to consent to extensions of the time for payment, or to the renewal of any Securities or obligations; to engage or to intervene in, prosecute, defend, compound, enforce, compromise, release, abandon or adjust any actions, suits, proceedings, disputes, claims, demands, security interests, or things relating to the Trust, the Trust Property, or the Trust's affairs; to exercise any rights and enter into any agreements, and take any other action necessary or desirable in connection with the foregoing.

                       (h) Deposits. To deposit funds or Securities constituting part of the Trust Property in banks, trust companies, savings and loan associations, financial institutions and other depositories, whether or not such deposits will draw interest, subject to withdrawal on such terms and in such manner as the Trustees determine.

                       (i) Allocation Accounts. To determine whether moneys, profits or other assets of the Trust shall be charged or credited to, or allocated between, income and capital, including whether or not to amortize any premium or discount and to determine in what manner any expenses or disbursements are to be borne as between income and capital (regardless of how such items would normally or otherwise be charged to or allocated between income

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and capital without such determination); to treat any dividend or other distribution on any investment as, or apportion it between, income and capital, in their discretion to provide reserves for depreciation, amortization, obsolescence or other purposes in respect of any Trust Property in such amounts and by such methods as they determine; to determine what constitutes net earnings, profits or surplus; to determine the method or form in which the accounts and records of the Trust shall be maintained; and to allocate to the shareholders' equity account less than all of the consideration paid for Shares and to allocate the balance to paid-in capital or capital surplus.

                       (j) Valuation of Property. To determine the value of all or any part of the Trust Property and of any services, Securities, property or other consideration to be furnished to or acquired by the Trust, and to revalue all or any part of the Trust Property, all in accordance with such appraisals or other information as are reasonable, in their sole judgment.

                       (k) Ownership and Voting Powers. To exercise all of the rights, powers, options and privileges pertaining to the ownership of any Mortgages, Securities, Real Estate and other Trust Property to the same extent that an individual owner might, including without limitation to vote or give any consent, request or notice or waive any notice, either in person or by proxy or power of attorney, which proxies and powers of attorney may be for any general or special meetings or action, and may include the exercise of discretionary powers.

                       (l) Officers, Etc.; Delegation of Powers. To elect, appoint or employ such officers for the Trust and such committees of the Board of Trustees with such powers and duties as the Trustees may determine or the Trust's Bylaws provide; to engage, employ or contract with and pay compensation to any Person (including, subject to Section 8.5, any Trustee, any officer, employee or agent of the Trust and any Person who is an Affiliate of any Trustee) as agent, representative, Adviser, member of an advisory board, employee or independent contractor (including advisers, consultants, transfer agents, registrars, underwriters, accountants, attorneys at law, real estate agents, property and other managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, to perform such services on such terms as the Trustees may determine; to delegate to one or more Trustees, officers or other Persons engaged or employed as aforesaid or to committees of Trustees or to the Adviser, the performance of acts or other things (including granting of consents), the making of decisions and the execution of such deeds, contracts or other instruments, either in the names of the Trust, the Trustees or as their attorneys or otherwise, as the Trustees may determine; and to establish such committees as they deem appropriate.


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                       (m) Reorganization, Etc. Subject to Sections 3.3, 9.2 and
9.3, to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire all or any part of the Trust Property or carry on any business in which the Trust shall have an interest; to merge or consolidate the Trust with any Person; to sell, rent, lease, hire, convey, negotiate, assign, exchange or transfer all or any part of the Trust Property to or with any Person in exchange for Securities of such Person or otherwise; and to lend money to, subscribe for and purchase the Securities of, and enter into any contracts with, any Person in which the Trust holds, or is about to acquire, Securities or any other interests.

                       (n) Insurance. To purchase, and pay for out of Trust Property, insurance policies insuring the Trust and the Trust Property against any and all risks, and insuring the Shareholders, Trustees, officers, employees and agents of the Trust (or any one or more of them) individually against all claims and liabilities of every nature arising by reason of holding or having held any such status, office or position or by reason of any action alleged to have been taken or omitted (including those alleged to constitute misconduct, gross negligence, reckless disregard of duty or bad faith) by any such Person in such capacity, whether or not the Trust would have the power to indemnify such Person against such claim or liability.

                       (o) Executive Compensation, Pension and Other Plans. To adopt and implement executive compensation, pension, profit sharing, stock option, stock bonus, stock purchase, stock appreciation rights, savings, thrift, retirement, incentive or benefit plans, trusts or provisions, applicable to any or all Trustees, officers, employees or agents of the Trust, or to other Persons who have benefitted the Trust, all on such terms and for such purposes as the Trustees may determine. (For purposes of these plans the term "stock" shall refer to Shares or other Securities of the Trust.)

                       (p) Distributions. To declare and pay dividends or other distributions to Shareholders, subject to the provisions of Section 6.4.

                       (q) Indemnification. In addition to the indemnification provided for in Section 8.4, to indemnify any Person, including any Adviser or independent contractor, with whom the Trust has dealings.

                       (r) Charitable Contributions. To make donations for the public welfare or for community, charitable, religious, educational, scientific, civic or similar purposes, regardless of any direct benefit to the Trust.


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                       (s) Discontinue Operations: Bankruptcy. To discontinue
the operations of the Trust (subject to Sections 3.3 and 10.2); to petition or apply for relief under any provision of federal or state bankruptcy, insolvency or reorganization laws or similar laws for the relief of debtors; to permit any Trust Property to be foreclosed upon without raising any legal or equitable defenses that may be available to the Trust or the Trustees or otherwise defending or responding to such foreclosure; to confess judgment against the Trust; or to take such other action with respect to indebtedness or other obligations of the Trustees, in such capacity, the Trust Property or the Trust as the Trustees in their discretion may determine.

                       (t) Termination of Status. To terminate the status of the Trust as a real estate investment trust under the REIT Provisions of the Code.

                       (u) Fiscal Year. Subject to the Code, to adopt, and from time to time change, the fiscal year of the Trust.

                       (v) Seal. To adopt and use a seal, provided that the use of a seal shall not be required for the execution of instruments or obligations of the Trust.

                       (w) Bylaws. To adopt, implement and, from time to time, amend Bylaws of the Trust relating to the business and organization of the Trust which are not inconsistent with the provisions of this Declaration of Trust.

                       (x) Voting Trust. To participate in and accept Securities issued under, or subject to, any voting trust.

                       (y) Proxies. To solicit proxies of the Shareholders at the expense of the Trust.

                       (z) Further Powers. To do all acts and things and execute and deliver all instruments incident to the foregoing powers, and to exercise all powers which they deem necessary, useful or desirable to carry on the business of the Trust or to carry out the provisions of this Declaration of Trust, even if such powers are not specifically provided hereby.

                        Section 3.3 Restrictions on Powers and Authority. Notwithstanding any other provision of this Declaration of Trust and any provision of law that otherwise so empowers the Trust, the Trust shall not, without the approval of a majority of the Board of Trustees of the Trust institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Federal bankruptcy laws, or consent to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, conservator sequestrator (or any other similar official) of the Trust or of any substantial part of the Trust's property, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action. The Trust shall not, for so long as any Bonds are outstanding, without the prior written consent of the nationally-recognized statistical rating agency or agencies which rate such Bonds, do any of the following:

               (i)         dissolve or liquidate, in whole or in part;

              (ii) merge or consolidate with any other corporation or association other than a corporation wholly owned, directly or indirectly, by any entity owning 100% of the voting stock of the Trust and having a certificate of incorporation or other organizational document containing provisions identical to the provisions of Sections 1.5, 2.1 and this Section 3.3;

             (iii) sell all or substantially all of the assets of the Trust; and

              (iv) amend this Declaration of Trust to alter in any manner or delete Sections 1.5, 2.1, 7.1 or this
                           Section 3.3.




                                   ARTICLE IV
                                     ADVISER

           Section 4.1 Appointment. The Trustees are responsible for setting the general policies of the Trust and for the general supervision of its business conducted by officers, agents, employees, advisers or independent contractors of the Trust. However, the Trustees are not required personally to conduct the business of the Trust, and they may (but need not) appoint, employ or contract with any Person (including a Person Affiliated with any Trustee) as an Adviser and may grant or delegate such authority to the Adviser as the Trustees may, in their sole discretion, deem necessary or desirable. The Trustees may determine the terms of retention and the compensation of the Adviser and may exercise broad discretion in allowing the Adviser to administer and regulate the operations of the Trust, to act as agent for the Trust, to execute documents on behalf of the Trust and to make executive decisions which conform to general policies and principles established by the Trustees.

           Section 4.2 Affiliation and Functions. The Trustees, by resolution or in the Bylaws, may provide guidelines, provisions, or requirements concerning the action and functions of the Adviser.


                                   ARTICLE V
                                INVESTMENT POLICY

         The fundamental investment policy of the Trust is to make investments in such a manner as to comply with the REIT Provisions of the Code and with the requirements of the Maryland REIT law, with respect to the composition of the Trust's investments and the derivation of its income. Subject to Section 3.2(t), the Trustees will use their best efforts to carry out this fundamental investment policy and to conduct the affairs of the Trust in such a manner as to continue to qualify the Trust for the tax treatment provided in the REIT Provisions of the Code; however, no Trustee, officer, employee or agent of the Trust shall be liable for any act or omission resulting in the loss of tax benefits under the Code, except to the extent provided in Section 8.2. The Trustees may change from time to time, by resolution or in the Bylaws of the Trust, such investment policies as they determine to be in the best interests of the Trust, including prohibitions or restrictions upon certain types of investments.


                                   ARTICLE VI
                                     SHARES

           Section 6.1 Authorized Shares. The total number of shares of beneficial interest which the Trust is authorized to issue is 200,200 shares, all of which shall be common shares ("Common Shares"). Of the 200,200 shares designated as Common Shares, 200,000 shall be designated Class A Trust Shares, par value $1.00 per share, and 200 shall be designated Class B Trust Shares, par value $10,000 per share. The Class A Trust Shares and the Class B Trust Shares shall have varying rights and preferences as described in Section 6.2. The Board of Trustees shall have the power from time to time, (a) to classify or reclassify, in one or more series, any unissued Common Shares and (b) to reclassify any unissued Common Shares of any series, in the case of either (a) or (b) by setting or changing the number of shares constituting such series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares; and, in such event, the Trust shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by the Maryland REIT Law. Shares may be issued for such consideration as the Trustees determine, or if issued as a result of a Share dividend or Share split, without any consideration, in which case all Shares so issued shall be fully paid and non-assessable by the Trust.

           Section 6.2  Common Shares.

                        (a) Class A Trust Shares. The Class A Trust Shares shall be entitled to the following rights and preferences:

                           (i) Dividend Rights. Subject to the preferential
dividend rights of the Class B Trust Shares, the holders of Class A Trust Shares shall be entitled to receive such dividends as may be declared by the Board of Trustees.

                           (ii) Rights Upon Liquidation. Subject to the
preferential rights of the Class B Trust Shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, each holder of Class A Trust Shares or Excess Class A Trust Shares shall receive out of the net assets of the Trust all assets of the Trust available for distribution to the holders of Common Shares or Excess Common Shares so long as the net assets of the Trust exceed $10,000 per Class B Trust Share outstanding; thereafter, the holders of Class A Trust Shares shall receive a distribution of any assets available for distribution after any Class B Trust Share liquidating distributions; provided, however, that if any distributions in respect of Excess Class A Trust Shares exceed the Market Price (as defined in Section 6.5) of the Class A Trust Shares converted into such Excess Class A Trust Shares on the date of such conversion, then the cumulative amounts distributable in respect of such Excess Class A Trust Shares shall not exceed an amount equal to such Market Price, and the excess shall be distributed to the holders of Class A Trust Shares other than the Excess Class A Trust Shares.

                           (iii) Voting Rights. The holders of Class A Trust
Shares shall be entitled to vote on all matters (for which a common shareholder shall be entitled to vote thereon) at all meetings of the shareholders of the Trust, and shall be entitled to one vote for each Class A Trust Share entitled to vote at such meeting.

                       (b) Class B Trust Shares. The Class B Trust Shares shall be entitled to the following rights and preferences:

                           (i) Dividend Rights. The holders of Class B Trust
Shares shall be entitled to receive a stated cumulative dividend established by the Board of Trustees based upon a market rate to be determined at the time of issuance.

                           (ii) Rights Upon Liquidation. In the event of any
voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, each holder of Class B Trust Shares or Excess Class B Trust Shares shall be entitled to receive out of the net assets of the Trust upon liquidation a stated distribution of $10,000 plus any accumulated but unpaid dividends for each share of their holdings of Class B Trust Shares or Excess Class B Trust Shares.

                           (iii) Voting Rights. The holders of Class B Trust
Shares shall not be entitled to vote on any matters.

           Section 6.3 Dividends or Distributions. The Board of Trustees may from time to time declare, designate and pay to Shareholders such dividends or distributions in cash, property or other assets of the Trust or in Securities of the Trust or from any other source as the Board of Trustees in their discretion shall determine. The Board of Trustees shall endeavor to declare, designate and pay such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the REIT Provisions of the Code; however, Shareholders shall have no right to any dividend or distribution unless and until declared by the Board of Trustees. The exercise of the powers and rights of the Board of Trustees pursuant to this Section shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt of dividends or distributions by any Person in whose name any Shares are registered on the records of the Trust or by his duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.

           Section 6.4 General Nature of Shares. All Shares shall be personal property entitling the Shareholders only to those rights provided in this Declaration of Trust or in the resolution creating any class or series of Shares and as provided by law. The legal ownership of the Trust Property and the right to conduct the business of the Trust are vested exclusively in the Trustees; the Shareholders shall have no interest therein other than a beneficial interest in the Trust conferred by their Shares and shall have no right to compel any partition, division, dividend or distribution of the Trust or any of the Trust Property. The death of a Shareholder shall not terminate the Trust or give his legal representative, heirs or legatees any rights against other Shareholders, the Trustees or the Trust Property, except the right, exercised in accordance with applicable provisions of the Bylaws, to receive a new certificate for Shares in exchange for the certificate held by the deceased Shareholder. Neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind any Shareholder or Trustee personally or to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder at any time personally may agree to pay by way of subscription for any Shares or otherwise.

           Section 6.5 Restrictions on Ownership and Transfer; Excess Shares.

                       (a) Definitions.  For the purposes of Sections 6.5, 6.6,
6.7 and 6.8, the following terms shall have the following meanings:

                  "Adoption Date" shall mean the effective date of the Trust.

                  "Beneficial Ownership" shall mean ownership of Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                  "Beneficial Ownership Limit" shall mean Beneficial Ownership of a number of Shares equal to the Ownership Limit.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Common Equity Shares" shall mean outstanding Shares that are either Class A Trust Shares, Class B Trust Shares, Excess Class A Trust Shares or Excess Class B Trust Shares.

                  "Constructive Ownership" shall mean ownership of Shares either directly or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

                  "Constructive Ownership Limit" shall mean Constructive Ownership of a number of Shares equal to the Ownership Limit.

                  "Excess Shares" shall mean Shares owned in excess of an applicable Ownership Limit (rounded up to the nearest whole Share) which are automatically transferred to the Special Trust in accordance with Section 6.5(c) hereof.

                  "Market Price" shall mean the last reported sales price reported on the stock exchange on which the Shares of the relevant class are listed or regularly traded, on the trading day immediately preceding the relevant date, or if the Shares of the relevant class are not then traded on a stock exchange, the last reported sales price of Shares of the relevant class on the trading day immediately preceding the relevant date as reported on any quotation system on which the Shares of the relevant class may be traded, or if the Shares of the relevant class are not then traded over any quotation system, then the market price of the Shares of the relevant class on the relevant date as determined in good faith by the Board of Trustees of the Trust.

                  "Ownership Limit" shall mean Beneficial or Constructive Ownership of 9.9%, in number or value, either of all outstanding Shares or of a class of outstanding Shares of the Trust. For purposes of calculating the Ownership Limit, (i) all rights to acquire Shares of any class, and all Securities convertible into or exchangeable for Securities of any class, which are held by such Shareholder shall be deemed to have been exercised, converted or exchanged, as the case may be, and shall be counted in calculating whether the Ownership Limit has been reached; and (ii) Shares not owned directly shall be deemed to be owned indirectly by a person if that person or a group of which he is a member would be the beneficial owner of such Shares, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, and/or would be considered to own such Shares by reason of the REIT Provisions of the Code.

                  "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 5O1(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or any government or agency or political subdivision thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "Prohibited Transfer" shall mean a Transfer of a nature described in Section 6.5(b) hereof.

                  "Purported Beneficial Holder" shall mean, with respect to any event other than a purported Transfer which results in Excess Shares, the person for whom the Purported Record Holder of the Shares that were, pursuant to
Section 6.5(c), automatically exchanged for Excess Shares upon the occurrence of such event held such Shares.

                  "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Shares, if such Transfer had been valid under Section 6.5(b).

                  "Purported Record Holder" shall mean, with respect to any purported Transfer which results in Excess Shares, the record holder of the Shares if such Transfer had been valid under Section 6.5(b).

                  "REIT" shall mean a real estate investment trust under Section 856 of the Code.

                  "Special Trust" shall mean the trust created pursuant to
Section 6.7(a).

                  "Subsidiary" shall mean any corporation, partnership, trust or other association (other than the Trust) of which NationsBank Corporation possesses, directly or indirectly, at least 80% of the total voting power and has an ownership interest that has a value equal to at least 80% of the total ownership of such corporation, partnership, trust or other association.

                  "Tenant" shall mean any Person that leases (or subleases) real property of the Trust.

                  "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares or any other transaction (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares), whether voluntary or involuntary, whether of record or beneficial and whether by operation of law or otherwise.

                  "Trustee" shall mean, for purposes of Article VI only, the Trust as trustee for the Special Trust, and any successor trustee appointed by the Trust.

                       (b) Restrictions on Ownership and Transfer. The following restrictions and rules apply to the ownership and transfer of Shares at any and all times that the Trust intends to qualify as a REIT for Federal income tax purposes, and shall become effective as of the Adoption Date; provided that, such restrictions shall not apply to the transfer of shares to NationsBank Corporation or any Subsidiary thereof or any other entity that the Board of Trustees, in its sole discretion, shall designate:

                           (1) Except as provided in Section 6.5(i), no Person
shall Beneficially or Constructively Own any Shares in excess of the applicable Ownership Limit.

                           (2) No Transfer shall be effected (directly or
indirectly, by operation of law or otherwise) by any Person which, if effective, would result in the Beneficial or Constructive Ownership by any Person in excess of the applicable Ownership Limit.

                           (3) No Transfer shall be effected (directly or
indirectly, by operation of law or otherwise) which, if effective, would result in the Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), or would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code (a "Prohibited Transfer").

                           (4) Any Person attempting to make any Transfer shall
first ascertain that such Transfer is not a Prohibited Transfer. Any Prohibited Transfer or other event which, if effective, would result in the Shares being Beneficially Owned by fewer than 100 persons, or would result in the Trust being "closely held", shall be void ab initio and of no force or effect, and the transferor or original owner shall automatically retain ownership of such Shares notwithstanding any purported assignment or transfer on the books of the Trust.

                           (5) No transfer shall be effected (directly or
indirectly, by operation of law or otherwise) while any Bonds are outstanding without the prior consent of the nationally recognized statistical rating agency or agencies which rare such Bonds if as a result of such Transfer an entity which Beneficially or Constructively Owned less than 49% of the capital stock of the Trust would as a result of the contemplated transfer Beneficially or Constructively Own greater than 49% of the capital stock of the Trust.

                       (c) Conversion to Excess Shares.

                           (1) In the event of any purported Prohibited
Transfer, such Transfer shall be void ab initio as to the purported Transfer of the Excess Shares and the intended transferee shall acquire no rights to such Excess Shares. Instead, such Excess Shares shall be automatically transferred to the Special Trust pursuant to Section 6.7 hereof, effective as of the close of business on the business day prior to the date of the purported Transfer.

                           (2) If any Person other than NationsBank Corporation
or any Subsidiary thereof (a "Purchaser") purchases or otherwise acquires an interest in a Person (other than NationsBank Corporation or any Subsidiary) which Beneficially or Constructively Owns Shares (a "Purchase") and, as a result, the Purchaser would Beneficially or Constructively Own Shares in excess of the applicable Ownership Limit, then such Excess Shares shall be automatically transferred to the Special Trust pursuant to Section 6.7 hereof effective as of the close of business on the business day prior to the date of the Purchase. In determining which Shares shall be the Excess Shares, Shares of the relevant class Beneficially or Constructively Owned by the Purchaser prior to the Purchase shall be treated as Excess Shares before any Shares Beneficially or Constructively Owned by the Person as a result of the Purchase are so treated.

                           (3) If there is a redemption, repurchase,
restructuring or similar transaction with respect to a Person other than NationsBank Corporation or any Subsidiary thereof that Beneficially or Constructively Owns Shares (the "Entity") and, as a result, a person holding an interest in the Entity would Beneficially or Constructively Own Shares in excess of the applicable Ownership Limit, then such Excess Shares shall be automatically transferred to the Special Trust pursuant to section 6.7 hereof effective as of the close of business on the business day prior to the date of the redemption, repurchase, restructuring or similar transaction. In determining which Shares shall be the Excess Shares, Shares of the relevant class Beneficially Or Constructively Owned by the Entity shall be treated as Excess Shares before any Shares Beneficially or Constructively Owned by the Person holding an interest in the Entity (independently of such Person's interest in the Entity) are so treated.

                           (4) In addition, if a Person other than
NationsBank Corporation or any Subsidiary thereof (the "nonreporting Person") who Beneficially Owns more than 9.9% of the outstanding Shares, in the aggregate or of any class, on the Adoption Date does not provide all of the information required by Section 6.5(f)(2) hereof and, as a result, five or fewer Persons would, but for the transfer required by this paragraph, Beneficially Own, in the aggregate, more than 49.9% of the outstanding Shares, either in the aggregate or of any class, then, as of the day prior to the date on which such aggregate ownership would have come to exceed 49.9%, Shares Beneficially Owned by such nonreporting Person in excess of 9.9% of the outstanding Common Equity Shares, to the extent not described on the written notice, if any, provided by such nonreporting Person pursuant to Section 6.5(f)(2) hereof, shall be Excess Shares automatically transferred to the Special Trust pursuant to Section 6.7 hereof to the extent necessary to prevent such aggregate ownership from exceeding 49.9%.

                           (5) If an event other than an event described in
this Section 6.5(c) occurs which would, if effective, result in any Person other than NationsBank Corporation or any Subsidiary thereof Beneficially or Constructively Owning Shares in excess of the applicable Ownership Limit, then such Excess Shares shall be automatically transferred to the Special Trust pursuant to Section 6.7 hereof effective as of the close of business on the business day prior to the date of the event.

                                    (d) Remedies For Breach. If the Board of
Trustees or its designees shall at any time determine in good faith that a Transfer has taken place in violation of Section 6.5(b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 6.5(b) (determined without reference to any rules of attribution), the Board of Trustees or its designees shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer (or any Transfer related to such intent), including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 6.6(b) shall automatically result in the transfer of Shares to the Special Trust as described in Section 6.5(c), irrespective of any action (or non-action) by the Board of Trustees.

                           (e) Notice of Ownership or Attempted Ownership in
Violation of Section 6.5(b). Any Person other than NationsBank Corporation or any Subsidiary thereof who acquires or attempts to acquire Beneficial or

Constructive Ownership of Shares in violation of Section 6.5(b), shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such acquisition or attempted acquisition on the Trust's status as a REIT.

                           (f) Owners Required to Provide Information.

                                    (1) At all times that the restrictions and
rules set forth herein are in effect:

                           (a) every Beneficial Owner of Shares other than NationsBank Corporation or any Subsidiary thereof in excess of the Beneficial Ownership Limitation shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner, the number of Shares Beneficially Owned, and a description of how such Shares are held. Each such Beneficial Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT.

                           (b) each Person other than NationsBank Corporation or any Subsidiary thereof who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT or to comply with regulations promulgated under the REIT provisions of the Code.

                                    (2) every Beneficial Owner other than
NationsBank Corporation or any Subsidiary thereof of Shares in excess of the Beneficial Ownership Limitation on the Adoption Date shall, within 60 days of the Adoption Date, give written notice to the Trust, and shall deliver to the Trust a form which will be made available to such Person after such notice is given, stating the name and address of such Beneficial Owner, the number of Shares Beneficially Owned, and a description of how such Shares are held.

                  (g) Remedies Not Limited. Nothing contained in this Article VI shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders by preservation of the Trust's status as a REIT.

                  (h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in Section 6.5(a) and any ambiguity with respect to which Shares are to be exchanged for Excess Shares in a given situation, the Board of Trustees shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it.

                           (i) Exceptions. The Board of Trustees, with a ruling
from the Internal Revenue Service or an opinion of counsel, may exempt a Person from the Ownership Limit with respect to any Shares if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such Shares will violate the Ownership Limit, and such Person agrees that any violation or attempted violation will result in, to the extent necessary, the transfer of such Shares to the Special Trust in accordance with Section 6.5(c). The Ownership Limit shall not apply to an underwriter which participates in a public offering of Shares for a period of 25 days following the purchase by such underwriter of those Shares.

           Section 6.6 Legend. Each certificate for Shares shall bear a legend substantially in the following form:

"No Person may Beneficially Own or Constructively Own Shares in excess of 9.9% of the outstanding Shares of the Trust, either in the aggregate or of any class, provided that such restriction shall not apply to NationsBank Corporation or any Subsidiary thereof. Any Person who attempts to Beneficially Own or

Constructively Own Shares in excess of the above limitations must immediately notify the Trust. All capitalized terms used in this legend have the meanings set forth in the Declaration of Trust, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each shareholder who so requests in writing. If the restrictions on ownership and transfer are violated, the Shares represented hereby will be deemed Excess Shares and will be automatically transferred to and be held in a Special Trust by the Trust."

           Section 6.7  Excess Shares.

                          (a) Ownership in Trust. Upon any event that results in
the conversion of Shares into Excess Shares pursuant to Section 6.5(c), such Excess Shares shall be deemed to have been transferred to the Trust, as Trustee of a Special Trust for the exclusive benefit of the next permissible charitable organization listed in Schedule A hereto and described in Section 170(b)(1)(A)(vi) and 170(c) of the Code, in a manner which ensures compliance with Sections 856(a)(5) and 856(a)(6) of the Code (the "Designated Charities"). The Purported Beneficial Transferee shall have no rights in such Excess Shares.

                          (1) The Trust, as Trustee of the Special Trust, may
transfer the shares held in such trust to a Person whose ownership of the shares will not result in a violation of the ownership restrictions (a "Permitted Transferee"). If such a transfer is made, the interest of the Designated Charities will terminate and proceeds of the sale will be payable to the Purported Beneficial Transferee and to the Designated Charities. The Purported Beneficial Transferee will receive the lesser of (1) the price paid by the Purported Beneficial Transferee for the shares or, if the Purported Beneficial Transferee did not give value for the shares, the Market Price of the shares on the day of the event causing the shares to be held in trust, and (2) the price per share received by the Trust, as Trustee, from the sale or other disposition of the shares held in trust. The Designated Charities will receive any proceeds in excess of the amount payable to the Purported Beneficial Transferee. The Purported Beneficial Transferee will not be entitled to designate a Permitted Transferee.

                          (2) All shares held in the Special Trust will be
deemed to have been offered for sale to the Trust or its designee for a 90-day period, at the lesser of the price paid for those shares by the Purported Beneficial Transferee and the Market Price on the date that the Trust accepts the offer. This period will commence on the date of the prohibited transfer, if the Purported Beneficial Transferee gives notice to the Trust of the transfer, or the date that the Board of Directors of the Trust determines that a violative transfer occurred, if no such notice is provided.

                   (3) Any dividend or distribution paid prior to the discovery by the Trust that Shares have been transferred in violation of the transfer restriction, shall be repaid to the Trust upon demand and shall be held in trust for the Designated Charities. Any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such Shares.

                          (b) Rights Upon Liquidation. In the event of any
voluntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, the Designated Charities as the holder of the Excess Class A Shares or Excess Class B Shares shall be entitled to receive that portion of the assets which a holder of the Class A Trust Shares or Class B Trust Shares would have been entitled to receive had such Common Shares remained outstanding, subject to the preferences stated in Sections 6.2(a)(ii) and 6.2(b)(ii).

                   (c) The Purported Beneficial Transferee will not be entitled to vote any Shares it attempts to acquire, and any shareholder vote will be rescinded if a Purported Beneficial Transferee votes and the shareholder vote would have been decided differently if such Purported Beneficial Transferee's vote was not counted.

           Section 6.8 Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

           Section 6.9 Stock Exchange Transactions. Nothing in this Article VI, shall preclude the settlement of any transaction entered into through the facilities of any stock exchange on which the Shares are listed.



                                  ARTICLE VII
                                  SHAREHOLDERS

           Section 7.1 Meetings of Shareholders. There shall be an annual meeting of the Shareholders, to be held at such time following the delivery of the annual report to Shareholders, and at such place as shall be determined by or in the manner prescribed in the Bylaws, at which the Trustees shall be elected and any other business which may properly come before the meeting may be transacted. Meetings of the shareholders of the Trust shall be held not less frequently than one time per annum. Except as otherwise provided in this Declaration of Trust, special meetings of Shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders entitled to vote for the election of Trustees at which meeting successor Trustees shall be elected. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

           Section 7.2 Voting Rights of Shareholders. Subject to the provisions of any class or series of Shares then outstanding, the Shareholders shall be entitled to vote only on the following matters: (a) election or removal of Trustees as provided in Sections 7.1 and 2.3; (b) amendment of this Declaration of Trust as provided in Section 9.1; (c) termination of the Trust as provided in
Section 10.2; (d) reorganization of the Trust as provided in Section 9.2; and
(e) merger, consolidation or share exchange of the Trust, or the sale or disposition of all or substantially all of the Trust Property, as provided in
Section 9.3. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Trustees.


                                  ARTICLE VIII
                 LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS,
                      EMPLOYEES AND AGENTS AND TRANSACTIONS
                           BETWEEN THEM AND THE TRUST

           Section 8.1 Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind, of, against or with respect to the Trust solely by reason of his or her being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, whether in tort, contract or otherwise, to any Person in connection with the Trust Property or the affairs of the Trust solely by reason of his or her being a Shareholder.

           Section 8.2 Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

           Section 8.3 Express Exculpatory Clauses in Instruments. Neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all Persons shall look solely to the Trust Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

           Section 8.4 Indemnification. The Bylaws of the Trust shall require that, to the maximum extent permitted by Maryland law, the Trust shall indemnify, and pay reasonable expenses to, as such expenses are incurred by, each Shareholder, Trustee, officer, employee or agent (including any person who, while a Trustee of the Trust, is or was serving at the request of the Trust as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) from all claims and liabilities to which such person may become subject by reason of his being or having been a Shareholder, Trustee, officer, employee or agent.

           Section 8.5 Transactions Between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in this Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind (including without limitation for the purchase or sale of property or for any type of services, including those in connection with underwriting or the offer or sale of Securities of the Trust) with any Person, including any Trustee, officer, employee or agent of the Trust or any Person Affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction. Notwithstanding the foregoing, the Bylaws shall establish reasonable procedures for screening transactions with Trustees, officers, employees and agents and Persons Affiliated with any of the foregoing.

                                   ARTICLE IX
                             AMENDMENT; MERGER, ETC.


           Section 9.1  Amendment.

                          (a) Subject to the limitations in subsection (b) of
this Section 9.1, subsection (e) of Section 3.2 and subsection (v) of Section 3.3, this Declaration of Trust may be amended by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote thereon.

                           (b) Notwithstanding the foregoing, the Trustees, by a
two-thirds vote, may amend provisions of this Declaration of Trust from time to time to enable the Trust to qualify as a real estate investment trust under the REIT Provisions of the Code or under the Maryland REIT Law.

                           (c) An amendment to this Declaration of Trust shall
become effective as provided in Section 11.5.

                           (d) This Declaration of Trust may not be amended
except as provided in this Section 9.1.

           Section 9.2 Reorganization. Subject to the provisions of any class or series of Shares at the time outstanding and Section 3.3 hereof, the Trustees shall have the power to (a) cause the organization of a corporation, association, trust or other entity to take over the Trust Property and carry on the affairs of the Trust; (b) merge the Trust into, or sell, convey and transfer the Trust Property to, any such corporation, association, trust or entity in exchange for Securities thereof or beneficial interests therein, and the assumption by the transferee of the liabilities of the Trust; and (c) thereupon terminate the Trust and deliver such Securities or beneficial interests ratably among the Shareholders according to the respective rights of the class or series of Shares held by them; provided that any such action shall have been approved, at a meeting of the Shareholders called for the purpose, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote thereon.

           Section 9.3 Merger, Consolidation or Sale of Trust Property. Subject to the provisions of any class or series of Shares at the time outstanding and
Section 3.3 hereof, the Trustees shall have the power to (a) merge the Trust into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell or otherwise dispose of all or substantially all of the Trust Property; provided, that such action shall have been approved, at a meeting of the Shareholders called for the purpose, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote thereon. However, subject to Section 3.3, if a merger or consolidation does not result in a reclassification or other change in the outstanding Shares or in an amendment to the Declaration of Trust, and the number of Shares to be issued or delivered in the merger is not more than fifteen percent (15%) of the number of Shares of the same class or series already outstanding immediately prior to the effective date of the merger or consolidation, then such merger shall only require the approval of a majority of the Board of Trustees of a successor Maryland real estate investment trust.

           Section 9.4 Business Combinations with Interested Shareholders. Pursuant to Section 3-603(e)(1)(iii) of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust hereby elects that the provisions of Section 3-603 and any successor provision of that same article, limiting the ability of corporations and associations under Maryland to engage in transactions with affiliates and interested shareholders, shall not apply to the Trust.

           Section 9.5 Acquisition of Control Shares. Notwithstanding any other provision of this Declaration of Trust, the Trust hereby elects that the provision of Section 3-702 of any successor provisions relating to the acquisition of control shares, shall not apply to any acquisition by any person of shares of beneficial interest in the Trust.

                                    ARTICLE X
                        DURATION AND TERMINATION OF TRUST


  Section 10.1 Duration of Trust. The Trust shall continue perpetually unless terminated pursuant to Section 10.2 or pursuant to any applicable provision of the Maryland REIT Law.

  Section 10.2    Termination of Trust.

         (a) Subject to the provisions of any class or series of Shares at the time outstanding and Section 3.3 hereof, the Trust may be terminated at any meeting of Shareholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the Shares outstanding. Upon the termination of the Trust:

         (i) The Trust shall carry on no business except for the purpose of winding up its affairs.

         (ii) The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue, including the power to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more Persons at public or private sale for consideration which may consist in whole or in part of cash, Securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

  (iii) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trustees may distribute the remaining Trust Property, in cash or in kind or partly each, among the Shareholders in accordance with the terms of Section 6.2 and Section 6.3.

         (b)After termination of the Trust, the liquidation of its business, and the distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all Shareholders shall cease.



                                   ARTICLE XI
                                  MISCELLANEOUS

  Section 11.1 Governing Law. This Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

  Section 11.2 Reliance by Third Parties. Any certificate shall be final and conclusive as to any Persons dealing with the Trust if executed by an individual who, according to the records of the Trust or of any recording office in which this Declaration of Trust may be recorded, appears to be the Secretary or any Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or Shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of Trustees or Shareholders;
(d) a copy of this Declaration or of the Bylaws as a true and complete copy as then in force; (e) an amendment to this Declaration; (f) the termination of the Trust; or (g) the existence of any fact or facts which relate to the affairs of the Trust. No purchaser, lender, transfer agent or other Person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Trustees or by any officer, employee or agent of the Trust.

  Section 11.3 Provisions in Conflict with Law or Regulations.

         (a) The provisions of this Declaration of Trust are severable, and if the Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the REIT Provisions of the Code, the Maryland REIT Law or other applicable federal or state laws, the Conflicting provisions shall be deemed never to have constituted a part of this Declaration of Trust, even without any amendment of this Declaration pursuant to Section 9.1; provided, however, that such determination by the Trustees shall not affect or impair any of the remaining provisions of this Declaration of Trust or render invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination.

         (b) If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

  Section 11.4 Construction. In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made, to the extent appropriate and not inconsistent with the Code or the Maryland REIT Law, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of "corporation" for purposes of such provisions.

  Section 11.5 Recordation. This Declaration of Trust and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Trustees deem appropriate; however, failure to file or record this Declaration or any amendment hereto in any office other than in the State Department of Assessments and Taxation of Maryland shall not affect or impair the validity or effectiveness of this Declaration or any amendment hereto. A restated Declaration shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration and the various amendments thereto.


                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, this Declaration of Trust has been executed on October 24, 1996, by the undersigned Trustees, each of whom acknowledges that this document is his act, that to the best of his knowledge, information, and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury. This Declaration of Trust may be executed in one or more counterparts, and each such counterpart shall, for all purposes, be deemed an original, but all such counterparts shall together constitute but one and the same instrument.




                                              /s/ G. Patrick Phillips
                                              G. Patrick Phillips



                                              /s/ John E. Mack
                                              John E. Mack



                                              /s/ William L. Maxwell
                                              William L. Maxwell



                                              /s/ James H. Luther
                                              James H. Luther

                     MAIN PLACE REAL ESTATE INVESTMENT TRUST
                              DECLARATION OF TRUST
                                   SCHEDULE A


1.    United Way  of Delaware (Wilmington, DE)
2.    United Way of Hernando County (Brooksville, FL)
3.    United Way of Brevard County, Inc. (Cocoa, FL)
4.    United Way of Volusia Co. (Daytona Beach, FL)
5.    United Way of Alachua (Gainesville, FL)
6.    United Way of Central Florida (Highland City, FL)
7.    United Way of Northeast Florida (Jacksonville, FL)
8.    United Way of Monroe Co. (Key West, FL)
9.    United Way of Citrus County (Lecanto, FL)
10.   United Way of Lake and Sumter County (Leesburg, FL)
11.   United Way/Santa Rosa (Milton, FL)
12.   United Way  of Collier County ( Naples, FL)
13.   United Way of Marion County (Ocala, FL)
14.   United Way of Osceola County (Orlando, FL)
15.   United Way of Pasco County (Port Richey, FL)
16.   United Way  of Southwest Georgia (Albany, GA)
17.   United Way of Northeast Georgia (Athens, GA)
18.   United Way of Colquitt County (Moultrie, GA)
19.   United Way of Newnan-Coweta County (Newnan, GA)
20.   United Way of Rome and Floyd (Rome, GA)
21.   United Way of the Coastal Empire (Savannah, GA)
22.   United Way of Thomas County (Thomasville, GA)
23.   United Way of Tift Co. (Tifton, GA)
24.   United Way of Lowndes County (Valdosta, GA)
25.   United Way of Merrimac Valley (Lawrence, GA)
26.   United Way of Asheville and Buncombe County (Asheville, NC)
27.   United Way of Alamance County (Burlington, NC)
28.   United Way of Gr. Orange County (Chapel Hill, NC)
29.   United Way of Hartnett Co. (Dunn, NC)
30.   United Way of Cumberland County (Fayetteville, NC)
31.   United Way of Wayne County (Goldsboro, NC)
32.   United Way of Pitt Co. (Greenville, NC)
33.   United Way of Lincoln Co.  (Lincolnton, NC)
34.   United Way of Mooresville (Mooresville, NC)
35.   United Way of Wilkes County (N. Wilkesboro, NC)
36.   United Way of Coastal Carolina (New Bern, NC)
37.   United Way of Wake County (Raleigh, NC)
38.   United Way of Reidsville (Reidsville, NC)
39.   United Way of Moore County (Southern Pines, NC)
40.   United Way of Wilson (Wilson, NC)

                     MAIN PLACE REAL ESTATE INVESTMENT TRUST
                              DECLARATION OF TRUST
                                   SCHEDULE A


41.   United Way of Forsyth Co. (Winston-Salem, NC)
42.   United Way of Abbeyville-Foothills (Anderson, SC)
43.   United Way of Kershaw County (Camden, SC)
44.   United Way of Horry County (Conway, SC)
45.   United Way of Florence Co. (Florence, SC)

46.   United Way of Fort Mill (Fort Mill, SC)
47.   United Way of Cherokee County (Gaffney, SC)
48.   United Way of Greenwood (Greenwood, SC)
49.   United Way of Sumter Co., Inc. (Sumter, SC)
50.   United Way of Bristol (Bristol, TN)